Exhibit 10.2

Extension and Modification
of the
Key Employee Retention and Severance Plan

                      The Key Employee Retention and Severance Plan (the "KERP") is extended and modified as set forth below with capitalized terms used herein having the meanings set forth in the KERP.

A.

The KERP is extended to cover those periods through and including the Company's fiscal quarter ending June 30, 2005, and any further extension shall require the further approval of the United States Bankruptcy Court, Southern District of New York (the "Court").

B.

For the quarters ending June 30 and September 30, 2004, respectively, the Company will make aggregate payments under the KERP of $2,251,395 per quarter in lieu of the KERP payments that otherwise may have been required for such periods.

C.

For the quarters ending December 31, 2004, March 31, 2005, and June 30, 2005, the "Target" metrics for EBITDA and Cash Availability shall be set at the EBITDA and Cash Availability amounts that the Company projects for those periods in its forthcoming 2004 Business Plan.

D.

For purposes of calculating payments under the extended KERP, the Company shall use the same methodology that it used for the calculation of payments and applicable metrics under the KERP for quarters ending on March 31, 2004, and earlier, including the setting of "Minimum" and "Maximum" metrics and the percentage payouts for each group of employees, provided, however, that no adjustments to actual EBITDA and Cash Availability shall be made with respect to any "Inventory Rationalization" or similar program without first obtaining the prior written consent of the Steering Committee of the First Lien Lenders Group (the "Steering Committee") or an Order of the Court, obtained on notice to the Steering Committee.

E.

The Company shall continue to defer payment of 50% of all payments until confirmation of a plan in the chapter 11 cases, but shall defer 100% of payments for Group 1A for the quarter ending September 30, 2004, and all subsequent periods, until confirmation of a plan.

F.	The Company may establish an escrow account into which payments due Group 1A employees shall be made and held for the benefit of Group 1A employees until confirmation of a plan.

All other terms of the KERP, including, but not limited to, the Severance Program, remain unchanged.